Exhibit 10.2

BRAG HOUSE HOLDINGS, INC.

2024 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the 2024 Omnibus Incentive Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Award Agreement (the “Award Agreement”).

1. Notice of Restricted Stock Unit Award.

Participant:	Daniel Leibovich

Address:	239 Mustard Hill Ct.Saint Augustine, FL 32086

Date of Grant:	March 18, 2026

Number of RSUs:	570,778

Vesting:	Fully vested upon grant

Settlement:	As soon as administratively practicable

Plan:	2024 Brag House Holdings, Inc. Omnibus Incentive Plan

Consideration:	Granted in full satisfaction of the Company’s contractual reimbursement obligation under Section 4.4 of the Executive Employment Agreement dated June 15, 2024, between the Company and Participant

The undersigned Participant has been granted Restricted Stock Units of the Company, subject to the terms and conditions of the Plan and this Award Agreement.

2. Agreement.

A. Grant of RSUs. Brag House Holdings, Inc. (the “Company”) hereby grants to the Participant named above (“Participant”) the number of Restricted Stock Units (“RSUs”) set forth above, subject to the terms and conditions of the Plan and this Award Agreement. Each RSU represents the right to receive one share of Common Stock of the Company (“Share”) upon settlement. In the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

B. Vesting. The RSUs are fully vested as of the Date of Grant. No additional vesting period, continued service requirement, or performance condition applies to the RSUs.

C. Settlement. The Company shall deliver to the Participant one share of Common Stock for each vested RSU. RSUs shall be issued as soon as administratively practicable following the applicable settlement event, but in no event later than thirty (30) days thereafter, subject to Section 409A of the Code.

D. Consideration and Satisfaction of Contractual Obligation. The RSU award made hereunder is granted in full and complete satisfaction of the Company’s unconditional contractual obligation to reimburse the Participant’s stock option exercise price under Section 4.4 of the Executive Employment Agreement dated June 15, 2024 (the “Employment Agreement”). Upon delivery of this Award Agreement to Participant, the Company’s reimbursement obligation under Section 4.4 of the Employment Agreement with respect to the option grants identified in Section E below is extinguished in full. The Board of Directors, by resolution adopted at its meeting on March 18, 2026, approved the cancellation of such option grants and the issuance of this RSU award, and such Board resolution, together with this Award Agreement, constitutes the record of such cancellation.

E. Cancellation of Prior Option Grants. The following stock option grants held by Participant are hereby cancelled in their entirety, effective as of the Date of Grant of this Award Agreement, as approved by the Board of Directors at its meeting on March 18, 2026: Grant No. 1102 (ISO, 173,611 shares at $0.576/share, dated June 1, 2025); Grant No. 1102N (NQSO, 173,611 shares at $0.576/share, dated June 1, 2025); and Grant No. 1111N (NQSO, 223,556 shares at $1.00/share, dated July 18, 2025), totaling 570,778 option shares. Participant acknowledges and agrees that such option grants are cancelled as of the date hereof and that Participant has no further rights thereunder. The RSU award granted herein covers the same number of shares as the cancelled option grants in the aggregate.

F. Compliance with Laws and Regulations.

(1) The RSUs and the obligation of the Company to deliver Shares hereunder shall be subject in all respects to: (i) all applicable federal and state laws, rules and regulations (“Applicable Laws”); and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Shares may not be delivered if the issuance thereof would be contrary to Applicable Law.

(2) The Shares to be issued upon settlement of the RSUs have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Form S-8 Registration Statement covering shares issuable under the 2024 Omnibus Incentive Plan. As registered shares issued under a Form S-8, such Shares will be freely tradable upon delivery, subject to any restrictions applicable to the Participant as an “affiliate” of the Company within the meaning of Rule 144 under the Securities Act (“Rule 144”). As an affiliate, the Participant acknowledges that any resale of Shares may be subject to the volume, manner-of-sale, and other requirements of Rule 144.

G. Tax Obligations.

(1) Tax Withholding. Participant agrees to make appropriate arrangements with the Company for the satisfaction of all federal, state, local and foreign income and employment tax withholding requirements applicable to the settlement of the RSUs. The Company may refuse to deliver Shares if such withholding amounts are not satisfied at the time of settlement.

(2) Section 409A. This Award Agreement is intended to comply with, or be exempt from, Section 409A of the Code (“Section 409A”) and shall be interpreted and administered accordingly. The settlement of RSUs upon separation from service shall be subject to any delay required under Section 409A(a)(2)(B)(i) of the Code with respect to specified employees of publicly traded companies. The Company makes no representation or warranty and shall have no liability to Participant or any other person with respect to any taxes, penalties, or interest that may be imposed under Section 409A.

H. Stockholder Rights. Until Shares are issued to Participant in settlement of RSUs, Participant shall not have any rights of a stockholder of the Company with respect to the RSUs or the Shares issuable thereunder, including the right to vote or receive dividends.

I. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.

J. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR SERVICE PROVIDER FOR ANY PERIOD, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY TO TERMINATE PARTICIPANT’S RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

(Signature Page Follows)

Participant acknowledges receipt of a copy of the Plan and represents that Participant is familiar with the terms and provisions thereof, and hereby accepts this RSU Award subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions hereof.

PARTICIPANT	BRAG HOUSE HOLDINGS, INC.

By:

/s/ Daniel Leibovich	/s/ Lavell Juan Malloy, II
Signature	Signature

Daniel Leibovich	Lavell Juan Malloy, II
Print Name	Print Name

Chief Executive Officer
Title

Signature Page to Restricted Stock Unit Award Agreement – Daniel Leibovich